As filed with the Securities and Exchange Commission on June 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KNIGHTSCOPE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	46-2482575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1070 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

KNIGHTSCOPE, INC. 2022 EQUITY INCENTIVE PLAN
(Full title of the plan)

William Santana Li

Chief Executive Officer
1070 Terra Bella Avenue
Mountain View, California 94043
(650) 924-1025

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David Dedyo

Ned A. Prusse
Perkins Coie LLP

505 Howard Street, Suite 1000
San Francisco, California 94105-3204
(415) 344-7000

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Knightscope, Inc. (the “Registrant”) relating to 1,917,354 additional shares of Class A Common Stock, par value $0.001 per share, authorized to be issued pursuant to the annual share increase under the Knightscope, Inc. 2022 Equity Incentive Plan, which increase became effective on January 1, 2023.

PART I

INFORMATION REQUIRED N THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)       the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 31, 2023, which contains the audited consolidated financial statements of the Registrant for the latest fiscal year for which such statements have been filed, and the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed on April 28, 2023;

(b)       the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 filed on May 12, 2023;

(c)       the Registrant’s Current Reports on Form 8-K filed on January 3, 2023, January 9, 2023, January 27, 2023, March 31, 2023 and May 12, 2023 (excluding any portions of a report deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(d)       the description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2021, filed on March 31, 2022, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions above, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•         Breach of the director’s duty of loyalty to the corporation or its stockholders;

•         Act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•         Unlawful payment of dividends or unlawful stock purchase or redemption; or

•         Transaction from which the director derives an improper personal benefit.

The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with each of its directors and executive officers that require the Registrant to indemnify, to the fullest extent permitted by applicable law, such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. The Registrant also maintains officer and director insurance coverage against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1+	Opinion of Perkins Coie LLP regarding legality of the Class A Common Stock being registered

23.1+	Consent of BPM LLP, independent registered public accounting firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1	Knightscope, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 28, 2022 (File No. 001-41248))

107+	Filing Fee Table

+            Filed herewith.

Item 9.	Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on June 2, 2023.

KNIGHTSCOPE, INC.

By:	/s/ William Santana Li
Name:	William Santana Li
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William Santana Li, Mallorie Burak, and Peter Weinberg, or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any amendments (including any post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ William Santana Li	Director, Chairman and Chief Executive Officer	June 2, 2023
William Santana Li	(Principal Executive Officer)

/s/ Mallorie Burak	President and Chief Financial Officer (Principal Financial Officer and	June 2, 2023
Mallorie Burak	Principal Accounting Officer)

/s/ Patricia Howell	Director	June 2, 2023
Patricia Howell

/s/ Linda Keene Solomon	Director	June 2, 2023
Linda Keene Solomon

/s/ Patricia Watkins	Director	June 2, 2023
Patricia Watkins

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